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Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FIRST QUARTER 2006
(Dollars in millions, except per share amounts, unless otherwise stated)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of first quarter 2006 earnings, dated April 20, 2006.

        Statements in this Supplemental Financial Information release that refer to expectations as to future developments are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2005 Form 10-K filed with the SEC on March 9, 2006.

        Certain reclassifications have been made to the balances as of and for the quarters ended December 31, 2005 and March 31, 2005, to be consistent with classifications adopted for the quarter ended March 31, 2006.

RESULTS OF OPERATIONS

        The following table presents the statements of income for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

Statements of Income

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)
Interest income:
FFELP Stafford and Other Student Loans	$299	$315	$191
Consolidation Loans	821	760	508
Private Education Loans	241	204	130
Other loans	23	23	20
Cash and investments	96	90	62

Total interest income	1,480	1,392	911
Interest expense	1,093	1,002	564

Net interest income	387	390	347
Less: provisions for losses	60	65	47

Net interest income after provisions for losses	327	325	300

Other income:
Gains on student loan securitizations	30	241	50
Servicing and securitization revenue	99	80	143
Gains (losses) on derivative and hedging activities, net	(87)	70	(34)
Guarantor servicing fees	27	21	33
Debt management fees	92	99	86
Collections revenue	56	48	35
Other	69	61	61

Total other income	286	620	374
Operating expenses	323	297	262

Income before income taxes and minority interest in net earnings of subsidiaries	290	648	412
Income taxes(1)	137	216	187

Income before minority interest in net earnings of subsidiaries	153	432	225
Minority interest in net earnings of subsidiaries	1	1	2

Net income	152	431	223
Preferred stock dividends	9	8	3

Net income attributable to common stock	$143	$423	$220

Diluted earnings per common share(2)	$.34	$.96	$.49

(1)
Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

(2) Impact of Co-Cos on GAAP diluted earnings per common share	$—	(A)	$(.03)	$(.02)

  (A)
  There is no impact from Co-Cos on diluted earnings per common share because the effect of the assumed conversion is antidilutive.

Earnings Release Summary

        The following table summarizes GAAP income statement items disclosed separately in the Company's press releases of earnings for the quarters ended March 31, 2006, December 31, 2005 and March 31, 2005 and for the year ended December 31, 2005.

	Quarters ended				Year ended
(in thousands)	March 31, 2006		December 31, 2005	March 31, 2005	December 31, 2005
Reported net income attributable to common stock		$143,300	$423,203	$220,509	$1,360,381
Items disclosed separately (tax effected):
Update of Borrower Benefit estimates		6,610	—	—	14,498
Establishment of new Risk Sharing loan loss allowance		—	(6,008)	—	(6,008)
Change in Private Education Loan allowance estimates		—	—	—	(34,005)
Change in Private Education Loan loss reserve recovery estimate		—	—	—	30,547
Leveraged lease impairment charge		—	—	—	(24,774)
CLC lawsuit settlement charge		—	—	—	(8,820)

Total items disclosed separately (tax effected)		6,610	(6,008)	—	(28,562)

Net income attributable to common stock before the impact of items disclosed separately		$136,690	$429,211	$220,509	$1,388,943

Co-Cos after-tax expense	$	—(A)	$13,685	$8,619	$44,572

Average common and common equivalent shares outstanding		422,974(A)	457,406	463,014	460,260

(A)
There is no impact from Co-Cos on diluted earnings per common share because the effect of the assumed conversion is antidilutive.

        The following table summarizes "core earnings" income statement items disclosed separately in the Company's press releases of earnings for the quarters ended March 31, 2006, December 31, 2005 and March 31, 2005 and for the year ended December 31, 2005. See "BUSINESS SEGMENTS" for a discussion of "core earnings" and a reconciliation of "core earnings" net income to GAAP net income.

	Quarters ended			Year ended
(in thousands)	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
"Core earnings" net income attributable to common stock	$278,580	$276,356	$253,584	$1,109,205
Items disclosed separately (tax effected):
Update of Borrower Benefit estimates	9,339	—	—	21,664
Establishment of new Risk Sharing loan loss allowance	—	(11,998)	—	(11,998)
Change in Private Education Loan allowance estimates	—	—	—	2,264
Change in Private Education Loan loss reserve recovery estimate	—	—	—	40,627
Leveraged lease impairment charge	—	—	—	(24,774)
CLC lawsuit settlement charge	—	—	—	(8,820)

Total items disclosed separately (tax effected)	9,339	(11,998)	—	18,963

"Core earnings" net income attributable to common stock before the impact of items disclosed separately	$269,241	$288,354	$253,584	$1,090,242

Co-Cos after-tax expense	$14,817	$13,685	$8,619	$44,572

Average common and common equivalent shares outstanding	453,286	457,406	463,014	460,260

Stock-Based Employee Compensation Expense

        During the first quarter of 2006 we adopted the Financial Accounting Standards Board's ("FASB's") Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123(R) requires all share based payments to employees to be recognized in the income statement based on their fair values. For the three months ended March 31, 2006, reported net income attributable to common stock included $11 million related to employee stock option compensation expense, net of related tax effects. The following table is a pro-forma presentation of our results had SFAS No. 123(R) been in effect for all periods presented.

	Quarters ended			Year ended
(in thousands)	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
Reported net income attributable to common stock	$143,300	$423,203	$220,509	$1,360,381
Less: Pro forma stock-based employee compensation expense, net of related tax effects	—	(9,829)	(9,781)	(39,499)

Pro forma net income attributable to common stock	$143,300	$413,374	$210,728	$1,320,882

Diluted earnings per common share	$.34	$.96	$.49	$3.05

Pro forma diluted earnings per common share	$.34	$.94	$.47	$2.97

        For the three months ended March 31, 2006, "core earnings" net income attributable to common stock included $11 million related to employee stock option compensation expense, net of related tax effects. The following table is a pro-forma presentation of our "core earnings" results had SFAS No. 123(R) been in effect for all periods presented (see "BUSINESS SEGMENTS" for a discussion of "core earnings" and a reconciliation of "core earnings" net income to GAAP net income).

	Quarters ended			Year ended
(in thousands)	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
"Core earnings" net income attributable to common stock	$278,580	$276,356	$253,584	$1,109,205
Less: Pro forma stock-based employee compensation expense, net of related tax effects	—	(9,829)	(9,781)	(39,499)

Pro forma "core earnings" net income attributable to common stock	$278,580	$266,527	$243,803	$1,069,706

"Core earnings" diluted earnings per common share	$.65	$.63	$.57	$2.51

Pro forma "core earnings" diluted earnings per common share	$.65	$.61	$.55	$2.43

DISCUSSION OF RESULTS OF OPERATIONS

Consolidated Earnings Summary

Three Months Ended March 31, 2006 Compared to Three Months Ended December 31, 2005

        For the three months ended March 31, 2006, net income was $152 million ($.34 diluted earnings per common share), a 65 percent decrease from the $431 million in net income for the three months ended December 31, 2005. On a pre-tax basis, first quarter of 2006 net income of $290 million was a 55 percent decrease from the $648 million in net income earned in the fourth quarter of 2005. The larger percentage decrease in quarter-over-quarter, after-tax net income versus pre-tax net income is driven by the increase in the effective tax rate from 33 percent in the fourth quarter of 2005 to 47 percent in the first quarter of 2006, which is caused by the permanent impact of excluding non-taxable gains and losses on equity forward contracts in the Company's stock from taxable income. Under the SFAS No. 150, we are required to mark the equity forward contracts to market each quarter and recognize the change in their value in income. Conversely, these unrealized gains and losses are not recognized on a tax basis. In the first quarter of 2006, the unrealized loss on our outstanding equity forward contracts was $122 million, a decrease of $178 million versus the unrealized gain of $56 million recognized in the fourth quarter of 2005.

        When comparing the pre-tax results of the first quarter to the fourth quarter, there were several factors contributing to the decrease, the two largest of which were a $157 million decrease in the net gains and losses on derivative and hedging activities, and a decrease in securitization gains of $211 million. The net gains and losses on derivative and hedging activities primarily relate to the unrealized mark-to-market gains and losses on our derivatives that do not receive hedge accounting treatment, with the greatest impact in the first quarter coming from an unrealized loss of $122 million on our equity forward contracts. The decline in the value of the equity forward contracts is caused by the quarter-over-quarter decline in the stock price of SLM Corporation that resulted in the $178 million decrease in value discussed above. This decrease was partially offset by unrealized gains on our Floor Income Contracts due to higher interest rates.

        The decrease in securitization gains can primarily be attributed to a Private Education Loan securitization in the fourth quarter of 2005, which had a pre-tax gain of $222 million or 15 percent of the amount securitized, versus no such gains in the first quarter of 2006. The 2006 gains of $30 million or .4 percent of the amount securitized were the result of two FFELP Stafford securitizations and one Consolidation Loan securitization. Private Education Loan securitizations generally have significantly higher gains as a percentage of assets securitized due to the higher earning spreads on those loans. Also in the first quarter, we recorded impairment losses in servicing and securitization income to our Retained Interests in securitizations of $52 million versus $65 million in the fourth quarter. These impairments were primarily the result of continued high consolidation loan activity and an impairment of the Embedded Floor Income included in the Retained Interest due to higher interest rates. The reduction in impairment losses was the major factor in the $19 million increase in servicing and securitization revenue.

        Net interest income was relatively flat quarter-over-quarter as off-balance sheet securitizations along with principal paydowns approximately equaled the acquisition of new loans, leaving the average balance of on-balance sheet student loans relatively unchanged.

        During the first quarter we acquired $8.6 billion in student loans, including $2.0 billion in Private Education Loans. In the fourth quarter of 2005, we acquired $6.5 billion in student loans, of which $1.5 billion were Private Education Loans. In the first quarter of 2006, we originated $7.6 billion of student loans through our Preferred Channel compared to $4.6 billion originated in the fourth quarter of 2005. Within our Preferred Channel $3.6 billion or 51 percent were originated under Sallie Mae owned brands.

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

        For the three months ended March 31, 2006, net income of $152 million ($.34 diluted earnings per share) was a 32 percent decrease from net income of $223 million for the three months ended March 31, 2005. On a pre-tax basis, first quarter of 2006 income of $290 million was a 30 percent decrease from $412 million earned in the first quarter of 2005. The larger percentage decrease in year-over-year, after-tax net income versus pre-tax net income is driven by the increase in the effective tax rate from 45 percent in the first quarter of 2005 to 47 percent in the first quarter of 2006, which is caused by fluctuations in the unrealized gains and losses on equity forward as described above. In the first quarter of 2006, the unrealized loss on our outstanding equity forward contracts was $122 million versus an unrealized loss of $108 million in the first quarter of 2005, both of which were caused by a decrease in the Company's stock price.

        There were several factors that contributed to the decline in the pre-tax results of the first quarter of 2006 versus the year-ago quarter, the two largest of which were a $53 million decrease in the net gain on derivative and hedging activities, and a decrease in securitization gains of $20 million. The decrease in net gains and losses on derivative and hedging activities primarily relates to a smaller unrealized gain on Floor Income Contracts and to the increase in the unrealized loss on equity forward contracts discussed above. Forward interest rates rose in both quarters, but the unrealized gain on the Floor Income Contracts was smaller in the first quarter of 2006 because the market interest rate was above the strike rate on a number of Floor Income Contracts resulting in a portion of the Floor Income Contracts having little or no value at the beginning of the period; the further rise in interest rates had no effect on their value.

        As discussed above, securitization gains in the first quarter of 2006 were $30 million on three off-balance sheet transactions versus the first quarter of 2005 where there were two off-balance sheet transactions which resulted in securitization gains of $50 million. There were no Private Education Loan securitizations in either quarter. We incurred impairment losses in the first quarter of 2006 to our Retained Interests in securitizations of $52 million versus $9 million in the year-ago quarter. The 2006 losses were primarily the result of the combined high level of Consolidation Loan activity and the impairment of Embedded Floor Income as a result of interest rates. The increase in year-over-year impairment losses was the major driver of the $44 million decrease in servicing and securitization revenue.

        Net interest income increased by $40 million or 12 percent year-over-year. The increase was due to the 19 percent increase in average interest earning assets, offset by a 19 basis point decrease in the on-balance sheet student loan spread. The decrease in on-balance sheet student loan spread is primarily due to higher interest rates, which reduced Floor Income. In the first quarter of 2006, fee and other income and collections revenue totaled $244 million, an increase of 13 percent over the year-ago quarter. This increase was primarily driven by the $21 million or 60 percent increase in collections revenue.

        Our Managed student loan portfolio grew by $15.2 billion, from $111.7 billion at March 31, 2005 to $126.9 billion at March 31, 2006. This growth was fueled by the acquisition of $8.6 billion of student loans, including $2.0 billion in Private Education Loans, in the quarter ended March 31, 2006, a 13 percent increase over the $7.5 billion acquired in the year-ago quarter, of which $1.4 billion were Private Education Loans. In the quarter ended March 31, 2006, we originated $7.6 billion of student loans through our Preferred Channel, an increase of 12 percent over the $6.8 billion originated in the year-ago quarter.

NET INTEREST INCOME

Taxable Equivalent Net Interest Income

        The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Interest income:
Student loans	$1,361	$1,279	$829
Other loans	23	23	20
Cash and investments	96	90	62
Taxable equivalent adjustment	1	3	1

Total taxable equivalent interest income	1,481	1,395	912
Interest expense	1,093	1,002	564

Taxable equivalent net interest income	$388	$393	$348

Average Balance Sheets

        The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

	Quarters ended
	March 31, 2006		December 31, 2005		March 31, 2005
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
FFELP Stafford and Other Student Loans	$19,522	6.20%	$22,062	5.67%	$18,522	4.18%
Consolidation Loans	54,312	6.13	53,020	5.69	42,873	4.81
Private Education Loans	9,016	10.86	7,832	10.33	6,266	8.39
Other loans	1,172	8.14	1,106	8.29	1,097	7.66
Cash and investments	7,042	5.52	7,075	5.19	7,756	3.26

Total interest earning assets	91,064	6.59%	91,095	6.08%	76,514	4.83%

Non-interest earning assets	7,963		8,031		6,385

Total assets	$99,027		$99,126		$82,899

Average Liabilities and Stockholders' Equity
Short-term borrowings	$4,174	4.78%	$4,523	4.56%	$3,458	3.54%
Long-term borrowings	87,327	4.85	86,606	4.35	73,258	2.96

Total interest bearing liabilities	91,501	4.84%	91,129	4.36%	76,716	2.98%

Non-interest bearing liabilities	3,703		4,079		3,225
Stockholders' equity	3,823		3,918		2,958

Total liabilities and stockholders' equity	$99,027		$99,126		$82,899

Net interest margin		1.73%		1.71%		1.84%

        The decrease in the net interest margin in the first quarter of 2006 versus year-ago quarter is primarily due to fluctuations in the student loan spread as discussed under "Student Loans—Student Loan Spread Analysis."

Student Loans

        For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The unamortized portion of the premiums and discounts is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through borrower benefit programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread Analysis

        The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information is discussed in more detail in "SECURITIZATION PROGRAM—Servicing and Securitization Revenue" where we analyze the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see "LENDING BUSINESS SEGMENT—Student Loan Spread Analysis—Managed Basis."

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
On-Balance Sheet
Student loan yield, before Floor Income	7.51%	6.97%	5.54%
Gross Floor Income	.07	.12	.40
Consolidation Loan Rebate Fees	(.68)	(.66)	(.66)
Borrower Benefits	(.11)	(.13)	(.17)
Premium and discount amortization	(.12)	(.18)	(.15)

Student loan net yield	6.67	6.12	4.96
Student loan cost of funds	(4.84)	(4.35)	(2.94)

Student loan spread	1.83%	1.77%	2.02%

Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	.92%	.77%	1.34%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.03	.05	.04

Servicing and securitization revenue	.95%	.82%	1.38%

Average Balances
On-balance sheet student loans	$82,850	$82,914	$67,661
Off-balance sheet student loans	42,069	38,497	41,892

Managed student loans	$124,919	$121,411	$109,553

Discussion of Student Loan Spread—Effects of Floor Income and Derivative Accounting

        One of the primary drivers of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. For the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005, we earned gross Floor Income of $14 million (7 basis points), $26 million (12 basis points) and $66 million (40 basis points), respectively. The reduction in gross Floor Income is primarily due to the increase in short-term interest rates. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for hedge accounting treatment and as a result the payments on the Floor Income Contracts are included on the income statement with "gains (losses) on derivative and hedging activities, net" rather than in student loan interest income. Payments on Floor Income Contracts associated with on-balance sheet student loans for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005 totaled $14 million (7 basis points), $26 million (12 basis points) and $60 million (36 basis points), respectively.

        In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and are likewise required to be accounted for in the "gains (losses) on derivative and hedging activities, net" line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the above table.

Discussion of Student Loan Spread—Effects of Significant Events in the Quarters Presented

        In the first quarter of 2006, we updated our assumptions for the qualification for Borrower Benefits to reflect trends in borrower behavior versus qualification requirements. These updates resulted in a reduction of our liability for Borrower Benefits of $10 million or 5 basis points.

        In the fourth quarter of 2005, we continued to process Consolidation Loan applications from the record volume in the second quarter of 2005. In addition, in the fourth quarter of 2005, a significant volume of our Consolidation Loans were consolidated with third party lenders through the Direct Lending program (see "LENDING BUSINESS SEGMENT—Consolidation Loan Activity" for further discussion). Both of these factors resulted in an increase in student loan premium write-offs for both FFELP Stafford and Consolidation Loans consolidated with third parties in the fourth quarter. Loans lost through consolidation benefit the student spread to a lesser extent through the write-off of borrower benefit reserves associated with these loans.

Discussion of Student Loan Spread—Other Quarter-over-Quarter Fluctuations

        After giving effect to the items discussed above, the increase in the first quarter of 2006 on-balance sheet spread as compared to the fourth and first quarter of 2005 was due primarily to the increase in the average balance of higher yielding Private Education Loans, partially offset by the higher average balance of Consolidation Loans. The average balance of on-balance sheet Private Education Loans in the first quarter of 2006 increased 15 percent and 44 percent over the average balances in the fourth and first quarter of 2005, respectively.

On-Balance Sheet Floor Income

        For on-balance sheet student loans, gross Floor Income is included in student loan income whereas payments on Floor Income Contracts are included in the "gains (losses) on derivative and hedging activities, net" line in other income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

	Quarters ended
	March 31, 2006			December 31, 2005			March 31, 2005
	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$14	$—	$14	$26	$—	$26	$66	$—	$66
Payments on Floor Income Contracts	(14)	—	(14)	(26)	—	(26)	(60)	—	(60)

Net Floor Income	$—	$—	$—	$—	$—	$—	$6	$—	$6

Net Floor Income in basis points	—	—	—	—	—	—	4	—	4

        The decrease in the first quarter 2006 net Floor Income versus the prior and year-ago quarters is primarily due to an increase in short-term interest rates.

SECURITIZATION PROGRAM

Securitization Activity

        The following table summarizes our securitization activity for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

	Quarters ended
	March 31, 2006				December 31, 2005				March 31, 2005
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	2	$5,004	$17.3%		1	$3,003	$19.6%		2	$3,530	$50	1.4%
Consolidation Loans	1	3,002	13.4		—	—	—	—	—	—	—	—
Private Education Loans	—	—	—	—	1	1,500	222	14.8	—	—	—	—

Total securitizations—sales	3	8,006	$30.4%		2	4,503	$241	5.3%	2	3,530	$50	1.4%

Asset-backed commercial paper	—	—			—	—			—	—
Consolidation Loans(1)	—	—			1	3,001			—	—

Total securitizations—financings	—	—			1	3,001			—	—

Total securitizations	3	$8,006			3	$7,504			2	$3,530

(1)
In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds, such that these securitizations did not qualify as qualifying special purpose entities ("QSPEs"). Accordingly, they are accounted for on-balance sheet as variable interest entities ("VIEs").

        The decrease in the FFELP Stafford/PLUS gain as a percentage of loans securitized over last year from 1.4 percent for the first quarter ended March 31, 2005 to 0.3 percent for the first quarter ended March 31, 2006 is primarily due to: 1) an increase in the CPR assumption to account for continued high levels of consolidation loan activity; 2) an increase in the discount rate to reflect higher long term rates; 3) the re-introduction of Risk Sharing with the legislation reauthorizing the student loan programs of the Higher Education Act; (see RECENT DEVELOPMENTS—Reauthorization) and 4) an increase in the amount of student loan premiums included in the carrying value of the loans sold. The higher premiums on these loans was primarily due to the allocation of the purchase price to student loans acquired through acquisition and to loans acquired through zero-fee lending and the school-as-lender channel.

Servicing and Securitization Revenue

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

        The following table summarizes the components of servicing and securitization revenue for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Servicing revenue	$79	$73	$85
Securitization revenue, before net Embedded Floor Income and impairment	69	67	63

Servicing and securitization revenue, before net Embedded Floor Income and impairment	148	140	148
Embedded Floor Income	7	12	26
Less: Floor Income previously recognized in gain calculation	(4)	(7)	(22)

Net Embedded Floor Income	3	5	4

Servicing and securitization revenue, before impairment	151	145	152
Retained Interest impairment	(52)	(65)	(9)

Total servicing and securitization revenue	$99	$80	$143

Average off-balance sheet student loans	$42,069	$38,497	$41,892

Average balance of Retained Interest	$2,501	$2,476	$2,319

Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	.95%	.82%	1.38%

        Servicing and securitization revenue is primarily driven by the average balance of off-balance sheet student loans and the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans. Servicing and securitization revenue can also be negatively impacted by impairments of the value of our Retained Interest, caused primarily by the effect of higher than expected Consolidation Loan activity on FFELP Stafford/PLUS student loan securitizations and the effect of market interest rates on the Embedded Floor Income included in the Retained Interest. The majority of the consolidations bring the loans back on-balance sheet so for those loans we retain the value of the asset on-balance sheet versus in the trust. For the quarters ended March 31, 2006, December 31, 2005 and March 31, 2005, we recorded impairments to the Retained Interests of $52 million, $65 million and $9 million, respectively. The impairment charge for the first quarter of 2006 was primarily a result of the continued consolidation activity ($24 million of impairment) as well as impairment related to our Embedded Floor Income ($28 million of impairment), due to the increase in interest rates during the first quarter of 2006. The impairment charge in the fourth quarter of 2005 was primarily caused by the effect of record levels of consolidation activity ($42 million of impairment) and by the effect of the one percent Risk Sharing loss applied to student loans receiving the EP designation ($23 million of impairment) that was imposed by legislation reauthorizing the student loan programs of the Higher Education Act (see RECENT DEVELOPMENTS—Reauthorization). The level and timing of Consolidation Loan activity is highly volatile, and in response we continue to revise our estimates of the effects of Consolidation Loan activity on our Retained Interests and it may result in additional impairment recorded in future periods if Consolidation Loan activity remains higher than projected.

BUSINESS SEGMENTS

        The results of operations of the Company's Lending and DMO operating segments are presented below. These defined business segments operate in distinct business environments and are considered reportable segments under SFAS No. 131 based on quantitative thresholds applied to the Company's financial statements. In addition, we provide other complementary products and services, including guarantor and student loan servicing, through smaller operating segments that do not meet such thresholds and are aggregated in the Corporate and Other reportable segment for financial reporting purposes.

        The management reporting process measures the performance of the Company's operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company's chief operating decision maker, evaluates the performance of the Company's operating segments based on their profitability as measured by "core earnings." Accordingly, information regarding the Company's reportable segments is provided herein based on "core earnings," which are discussed in detail below. Our "core earnings" are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. "Core earnings" reflect only current period adjustments to GAAP as described below. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting and as a result, our management reporting is not necessarily comparable with similar information for any other financial institution. The Company's operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

        "Core earnings" are the primary financial performance measures used by management to develop the Company's financial plans, track results, and establish corporate performance targets and incentive compensation. While "core earnings" are not a substitute for reported results under GAAP, the Company relies on "core earnings" in operating its business because "core earnings" permit management to make meaningful period-to-period comparisons of the operational and performance indicators that are most closely assessed by management. Management believes this information provides additional insight into the financial performance of the core business activities of our operating segments. Accordingly, the tables presented below reflect "core earnings" which is reviewed and utilized by management to manage the business for each of the Company's reportable segments. Included below under "Alternative Performance Measures" is further discussion regarding "core earnings" and its limitations, including a table that details the pre-tax differences between "core earnings" and GAAP by reportable segment.

        The Lending operating segment includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The DMO operating segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other reportable segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

        In the first quarter of 2006, the Company changed its method for allocating certain Corporate and Other expenses to the other business segments. All periods presented have been updated to reflect the new allocation methodology.

	Quarter ended March 31, 2006
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$650	$—	$—	$650	$(351)	$299
Consolidation Loans	1,028	—	—	1,028	(207)	821
Private Education Loans	429	—	—	429	(188)	241
Other loans	23	—	—	23	—	23
Cash and investments	131	—	1	132	(36)	96

Total interest income	2,261	—	1	2,262	(782)	1,480
Total interest expense	1,660	5	1	1,666	(573)	1,093

Net interest income	601	(5)	—	596	(209)	387
Less: provisions for losses	75	—	—	75	(15)	60

Net interest income after provisions for losses	526	(5)	—	521	(194)	327
Fee income	—	92	27	119	—	119
Collections revenue	—	56	—	56	—	56
Other income	40	—	30	70	41	111
Operating expenses(1)	161	89	59	309	14	323
Income tax expense (benefit)(2)	150	20	(1)	169	(32)	137
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$255	$33	$(1)	$287	$(135)	$152

(1)
Operating expenses for the Lending, DMO, and Corporate and Other Business segments include $10 million, $3 million, and $5 million, respectively, of stock-based employee compensation expense due to the implementation of SFAS No. 123(R) in the first quarter of 2006.

(2)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter ended December 31, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$620	$—	$—	$620	$(305)	$315
Consolidation Loans	934	—	—	934	(174)	760
Private Education Loans	374	—	—	374	(170)	204
Other loans	23	—	—	23	—	23
Cash and investments	127	—	2	129	(39)	90

Total interest income	2,078	—	2	2,080	(688)	1,392
Total interest expense	1,507	5	2	1,514	(512)	1,002

Net interest income	571	(5)	—	566	(176)	390
Less: provisions for losses	69	—	—	69	(4)	65

Net interest income after provisions for losses	502	(5)	—	497	(172)	325
Fee income	—	99	21	120	—	120
Collections revenue	—	48	—	48	—	48
Other income	38	—	28	66	386	452
Operating expenses	139	84	56	279	18	297
Income tax expense (benefit)(1)	148	21	(2)	167	49	216
Minority interest in net earnings of subsidiaries	—	1	—	1	—	1

Net income (loss)	$253	$36	$(5)	$284	$147	$431

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter ended March 31, 2005
	Lending	DMO	Corporate and Other	Total "Core Earnings"	Adjustments	Total GAAP
Interest income:
FFELP Stafford and Other Student Loans	$510	$—	$—	$510	$(319)	$191
Consolidation Loans	581	—	—	581	(73)	508
Private Education Loans	227	—	—	227	(97)	130
Other loans	20	—	—	20	—	20
Cash and investments	78	—	1	79	(17)	62

Total interest income	1,416	—	1	1,417	(506)	911
Total interest expense	918	4	1	923	(359)	564

Net interest income	498	(4)	—	494	(147)	347
Less: provisions for losses	55	—	—	55	(8)	47

Net interest income after provisions for losses	443	(4)	—	439	(139)	300
Fee income	—	86	33	119	—	119
Collections revenue	—	35	—	35	—	35
Other income	35	—	32	67	153	220
Operating expenses	134	64	51	249	13	262
Income tax expense(1)	127	20	6	153	34	187
Minority interest in net earnings of subsidiaries	1	1	—	2	—	2

Net income	$216	$32	$8	$256	$(33)	$223

(1)
Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Reconciliation of "Core Earnings" Net Income to GAAP Net Income

	Quarters ended			Year ended
	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
"Core earnings" net income(1)	$287	$284	$256	$1,131
"Core earnings" adjustments:
Net impact of securitization accounting	(62)	118	(33)	(60)
Net impact of derivative accounting	(39)	150	90	637
Net impact of Floor Income	(52)	(56)	(43)	(204)
Amortization of acquired intangibles	(14)	(16)	(13)	(61)

Total "core earnings" adjustments before income taxes	(167)	196	1	312
Net tax effect(2)	32	(49)	(34)	(61)

Total "core earnings" adjustments	(135)	147	(33)	251

GAAP net income	$152	$431	$223	$1,382

GAAP diluted earnings per common share	$.34	$.96	$.49	$3.05

(1) "Core earnings" diluted earnings per common share	$.65	$.63	$.57	$2.51

(2)
Such tax effect is based upon the Company's "core earnings" effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Limitations of "Core Earnings"

        While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that "core earnings" are an important additional tool for providing a more complete understanding of the Company's results of operations. Nevertheless, "core earnings" are subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our "core earnings" are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike GAAP, "core earnings" reflect only current period adjustments to GAAP. Accordingly, the Company's "core earnings" presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not compare our Company's performance with that of other financial services companies based upon "core earnings." "Core earnings" results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company's board of directors, rating agencies and lenders to assess performance.

        Other limitations arise from the specific adjustments that management makes to GAAP results to derive "core earnings" results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133 on derivatives that do not qualify for "hedge treatment," as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and changes in our stock price on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of our results on a Managed Basis provides important information regarding the performance of our Managed portfolio, a limitation of this presentation is that we are presenting the ongoing spread income on loans that have been sold to a trust managed by us. While we believe that our Managed Basis presentation presents the economic substance of our Managed loan portfolio, it understates earnings volatility from securitization gains. Our "core earnings" results exclude certain Floor Income, which is real cash income, from our reported results and therefore may understate earnings in certain periods. Management's financial planning and valuation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

Pre-tax Differences between "Core Earnings" and GAAP

        Our "core earnings" are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a "core earnings" basis by reportable segment, as these are the measures used regularly by our chief operating decision maker. Our "core earnings" are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company's core business activities. "Core earnings" reflect only current period adjustments to GAAP, as described in the more detailed discussion of the differences between GAAP and "core earnings" that follows, which includes further detail on each specific adjustments required to reconcile our "core earnings" segment presentation to our GAAP earnings.

1)
Securitization:    Under GAAP, certain securitization transactions in our Lending operating segment are accounted for as sales of assets. Under "core earnings" for the Lending operating segment, we present all securitization transactions on a Managed Basis as long-term non-recourse financings. The upfront "gains" on sale from securitization transactions as well as ongoing "servicing and securitization revenue" presented in accordance with GAAP are excluded from "core earnings" and are replaced by the interest income, provisions for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts from "core earnings" as they are considered intercompany transactions on a Managed Basis.

The following table summarizes the securitization adjustments in our Lending business segment for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005 and for the year ended December 31, 2005.

	Quarters ended			Year ended
	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
"Core earnings" securitization adjustments:
Net interest income on securitized loans, after provisions for losses	$(189)	$(195)	$(220)	$(935)
Gains on student loan securitizations	30	241	50	552
Servicing and securitization revenue	99	80	143	357
Intercompany transactions with off-balance sheet trusts	(2)	(8)	(6)	(34)

Total "core earnings" securitization adjustments	$(62)	$118	$(33)	$(60)

2)
Derivative Accounting: "Core earnings" exclude periodic unrealized gains and losses arising primarily in our Lending operating segment, and to a lesser degree in our Corporate and Other reportable segment, that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for "hedge treatment" under GAAP. Under "core earnings," we recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item's life. "Core earnings" also exclude the gain or loss on equity forward contracts that under SFAS No. 133, are required to be accounted for as derivatives and are marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain Eurodollar futures contracts and certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for "hedge treatment" as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. "Gains (losses) on derivative and hedging activities, net" are primarily caused by interest rate volatility, changing credit spreads and changes in our stock price during the period as well as the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options which must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and paid to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio, including our Retained Interests, earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. SFAS No. 133 requires that when using basis swaps, the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they do not meet this effectiveness test because our FFELP student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected in the income statement.

Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts which is offset by an increase in the value of the economically hedged student loans. This increase is not recognized in income. We will experience unrealized gains/losses related to our basis swaps if the two underlying indices (and related forward curve) do not move in parallel.

Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for as derivatives in accordance with SFAS No. 133. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges, as a requirement to achieve hedge accounting is the hedged item must impact net income and the settlement of these contracts through the purchase of our own stock does not impact net income.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005, and for the year ended December 31, 2005, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Year ended
	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
"Core earnings" derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(87)	$70	$(34)	$247
Less: Realized losses on derivative and hedging activities, net(1)	48	80	122	387

Unrealized gains (losses) on derivative and hedging activities, net	(39)	150	88	634
Other pre-SFAS No. 133 accounting adjustments	—	—	2	3

Total net impact of SFAS No. 133 derivative accounting	$(39)	$150	$90	$637

    (1)
    See "Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities" below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

  Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as "realized gains (losses) on derivative and hedging activities") that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and the associated reclassification on a "core earnings" basis for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005 and for the year ended December 31, 2005.

	Quarters ended			Year ended
	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(21)	$(38)	$(88)	$(259)
Net settlement expense on interest rate swaps reclassified to net interest income	(27)	(42)	(29)	(123)
Net realized losses on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	—	—	(5)	(5)

Total reclassifications of realized losses on derivative and hedging activities	(48)	(80)	(122)	(387)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(39)	150	88	634

Gains (losses) on derivative and hedging activities, net	$(87)	$70	$(34)	$247

    (1)
    "Unrealized gains (losses) on derivative and hedging activities, net" is comprised of the following unrealized mark-to-market gains (losses):

	Quarters ended			Year ended
	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
Floor Income Contracts	$144	$102	$268	$481
Equity forward contracts	(122)	56	(108)	121
Basis swaps	(82)	(7)	(60)	40
Other	21	(1)	(12)	(8)

Total unrealized gains (losses) on derivative and hedging activities, net	$(39)	$150	$88	$634

3)
Floor Income:    The timing and amount (if any) of Floor Income earned in our Lending operating segment is uncertain and in excess of expected spreads. Therefore, we exclude such income from "core earnings" when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in "Derivative Accounting," these derivatives do not qualify as effective accounting hedges, and therefore, under GAAP, they are marked-to-market through the "gains (losses) on derivative and hedging activities, net" line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For "core earnings," we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts' realized gains or losses) in income.

The following table summarizes the Floor Income adjustments in our Lending business segment for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005 and for the year ended December 31, 2005.

	Quarters ended			Year ended
	March 31, 2006	December 31, 2005	March 31, 2005	December 31, 2005
"Core earnings" Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$—	$—	$11	$19
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(52)	(56)	(54)	(223)

Total "core earnings" Floor Income adjustments	$(52)	$(56)	$(43)	$(204)

4)
Other items:    We exclude certain amortization of acquired intangibles. For the three months ended March 31, 2006, December 31, 2005, and March 31, 2005, and for the year ended December 31, 2005, amortization of acquired intangibles totaled $14 million, $16 million, $13 million, and $61 million, respectively.

LENDING BUSINESS SEGMENT

        In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education ("ED"), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP student loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP student loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

        The following table includes "core earnings" results for our Lending business segment.

	Quarters ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Managed Basis interest income:
Managed FFELP Stafford and Other Student Loans	$650	$620	$510
Managed Consolidation loans	1,028	934	581
Managed Private Education Loans	429	374	227
Other loans	23	23	20
Cash and investments	131	127	78

Total Managed interest income	2,261	2,078	1,416
Total Managed interest expense	1,660	1,507	918

Net Managed interest income	601	571	498
Less: provisions for losses	75	69	55

Net Managed interest income after provisions for losses	526	502	443
Other income	40	38	35
Operating expenses	161	139	134

Income before income taxes and minority interest in net earnings of subsidiaries	405	401	344
Income taxes	150	148	127

Income before minority interest in net earnings of subsidiaries	255	253	217
Minority interest in net earnings of subsidiaries	—	—	1

"Core earnings" net income	$255	$253	$216

Summary of our Managed Student Loan Portfolio

        The following tables summarize the components of our Managed student loan portfolio and show the changing composition of our portfolio.

Ending Balances:

	March 31, 2006
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet:
In-school	$7,518	$—	$7,518	$4,713	$12,231
Grace and repayment	11,015	52,654	63,669	5,170	68,839

Total on-balance sheet, gross	18,533	52,654	71,187	9,883	81,070
On-balance sheet unamortized premium/(discount)	356	807	1,163	(340)	823
On-balance sheet allowance for losses	(6)	(10)	(16)	(232)	(248)

Total on-balance sheet, net	18,883	53,451	72,334	9,311	81,645

Off-balance sheet:
In-school	4,631	—	4,631	2,342	6,973
Grace and repayment	18,473	12,857	31,330	6,494	37,824

Total off-balance sheet, gross	23,104	12,857	35,961	8,836	44,797
Off-balance sheet unamortized premium/(discount)	364	357	721	(188)	533
Off-balance sheet allowance for losses	(11)	(3)	(14)	(91)	(105)

Total off-balance sheet, net	23,457	13,211	36,668	8,557	45,225

Total Managed	$42,340	$66,662	$109,002	$17,868	$126,870

% of on-balance sheet FFELP	26%	74%	100%
% of Managed FFELP	39%	61%	100%
% of total	33%	53%	86%	14%	100%
	December 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet:
In-school	$6,910	$—	$6,910	$3,432	$10,342
Grace and repayment	12,705	54,033	66,738	4,834	71,572

Total on-balance sheet, gross	19,615	54,033	73,648	8,266	81,914
On-balance sheet unamortized premium/(discount)	379	835	1,214	(305)	909
On-balance sheet allowance for losses	(6)	(9)	(15)	(204)	(219)

Total on-balance sheet, net	19,988	54,859	74,847	7,757	82,604

Off-balance sheet:
In-school	2,962	—	2,962	2,540	5,502
Grace and repayment	17,410	10,272	27,682	6,406	34,088

Total off-balance sheet, gross	20,372	10,272	30,644	8,946	39,590
Off-balance sheet unamortized premium/(discount)	306	305	611	(188)	423
Off-balance sheet allowance for losses	(8)	(2)	(10)	(78)	(88)

Total off-balance sheet, net	20,670	10,575	31,245	8,680	39,925

Total Managed	$40,658	$65,434	$106,092	$16,437	$122,529

% of on-balance sheet FFELP	27%	73%	100%
% of Managed FFELP	38%	62%	100%
% of total	33%	54%	87%	13%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Ending Balances:

	March 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet:
In-school	$6,646	$—	$6,646	$3,129	$9,775
Grace and repayment	11,953	43,759	55,712	3,831	59,543

Total on-balance sheet, gross	18,599	43,759	62,358	6,960	69,318
On-balance sheet unamortized premium/(discount)	334	694	1,028	(242)	786
On-balance sheet allowance for losses	—	(7)	(7)	(191)	(198)

Total on-balance sheet, net	18,933	44,446	63,379	6,527	69,906

Off-balance sheet:
In-school	6,379	—	6,379	1,729	8,108
Grace and repayment	21,621	7,219	28,840	4,516	33,356

Total off-balance sheet, gross	28,000	7,219	35,219	6,245	41,464
Off-balance sheet unamortized premium/(discount)	392	191	583	(104)	479
Off-balance sheet allowance for losses	—	—	—	(150)	(150)

Total off-balance sheet, net	28,392	7,410	35,802	5,991	41,793

Total Managed	$47,325	$51,856	$99,181	$12,518	$111,699

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	48%	52%	100%
% of total	42%	47%	89%	11%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Average Balances:

	Quarter ended March 31, 2006
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$19,522	$54,312	$73,834	$9,016	$82,850
Off-balance sheet	21,784	11,636	33,420	8,649	42,069

Total Managed	$41,306	$65,948	$107,254	$17,665	$124,919

% of on-balance sheet FFELP	26%	74%	100%
% of Managed FFELP	39%	61%	100%
% of Total	33%	53%	86%	14%	100%
	Quarter ended December 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$22,062	$53,020	$75,082	$7,832	$82,914
Off-balance sheet	19,426	10,748	30,174	8,323	38,497

Total Managed	$41,488	$63,768	$105,256	$16,155	$121,411

% of on-balance sheet FFELP	29%	71%	100%
% of Managed FFELP	39%	61%	100%
% of Total	34%	53%	87%	13%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Average Balances:

	Quarter ended March 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	Private Education Loans	Total
On-balance sheet	$18,522	$42,873	$61,395	$6,266	$67,661
Off-balance sheet	28,255	7,490	35,745	6,147	41,892

Total Managed	$46,777	$50,363	$97,140	$12,413	$109,553

% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	48%	52%	100%
% of Total	43%	46%	89%	11%	100%

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

Student Loan Spread Analysis—Managed Basis

        The following table analyzes the earnings from our portfolio of Managed student loans on a "core earnings" basis (see "BUSINESS SEGMENTS—Pre-tax Differences between 'Core Earnings' and GAAP"). This presentation includes both on-balance sheet and off-balance sheet student loans and derivatives that are economically hedging the student loans on the debt funding such loans. The table below also excludes Floor Income earned on the student loan portfolio but does include the amortization of upfront payments on Floor Income Contracts that we believe are economically hedging the Floor Income.

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Managed Basis student loan yield	7.60%	7.11%	5.63%
Consolidation Loan Rebate Fees	(.55)	(.54)	(.48)
Borrower Benefits	(.07)	(.09)	(.10)
Premium and discount amortization	(.14)	(.18)	(.17)

Managed Basis student loan net yield	6.84	6.30	4.88
Managed Basis student loan cost of funds	(4.97)	(4.53)	(3.08)

Managed Basis student loan spread	1.87%	1.77%	1.80%

Average Balances
On-balance sheet student loans	$82,850	$82,914	$67,661
Off-balance sheet student loans	42,069	38,497	41,892

Managed student loans	$124,919	$121,411	$109,553

Discussion of Managed Basis Student Loan Spread—Effects of Significant Events in the Quarters Presented

        In the first quarter of 2006, we updated our assumptions for the qualification for Borrower Benefits to reflect trends in borrower behavior versus qualification requirements. These changes resulted in a reduction of our liability for Borrower Benefits of $15 million or 5 basis points. For the first quarter of 2005, the Managed Basis student loan spread before this impact was 1.82 percent.

        In the fourth quarter of 2005, we continued to process Consolidation Loan applications from the record volume received in the second quarter of 2005. In addition, in the fourth quarter of 2005, a significant volume of our Consolidation Loans were consolidated with third party lenders through the Direct Lending program (see "LENDING BUSINESS SEGMENT—Consolidation Loan Activity" for further discussion). Both of these factors resulted in an increase in student loan premium write-offs for both FFELP Stafford and Consolidation Loans consolidated with third parties in the fourth quarter. Loans lost through consolidation benefit the student spread to a lesser extent through the write-off of Borrower Benefit reserves associated with these loans.

Discussion of Managed Basis Student Loan Spread—Other Quarter-over-Quarter Fluctuations

        The change in the first quarter 2006 spread versus the fourth quarter of 2005, after giving effect to the items discussed above, was impacted by the 9 percent increase in the average balance of higher yielding Private Education Loans, partially offset by the increase in the average balance of Consolidation Loans, which have lower spreads than other FFELP loans due primarily to the 105 basis point Consolidation Loan Rebate Fee.

        The average balance of Managed Private Education Loans now represents 14 percent of the average Managed student loan portfolio, up from 13 percent and 11 percent in the fourth and first quarter of 2005, respectively. Private Education Loans are subject to credit risk and therefore earn higher spreads, which averaged 4.88 percent in the first quarter of 2006 for the Managed Private Education Loan portfolio versus a spread of 1.37 percent (1.31 percent before the Borrower Benefit impact discussed above) in the first quarter of 2006 for the Managed guaranteed student loan portfolio.

Private Education Loans

        All Private Education Loans are initially acquired on-balance sheet. When we securitize Private Education Loans, we no longer legally own the loans and they are accounted for off-balance sheet. For our Managed presentation in the table above, we reduce the on-balance sheet allowance for amounts previously provided and then provide for these loans in the off-balance sheet section with the total of both on and off-balance sheet residing in the Managed presentation.

        When Private Education Loans in the majority of our securitized trusts become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. If these loans reach the 212-day delinquency, a charge-off for the remaining balance of the loan is triggered. On a Managed Basis, the losses recorded under GAAP for loans repurchased at day 180 are reversed and the full amount is charged-off at day 212.

        The off-balance sheet allowance is increasing as more loans are securitized but is lower than the on-balance sheet percentage when measured as a percentage of ending loans in repayment because of the different mix of loans on-balance sheet and off-balance sheet, as described above. Additionally, a larger percentage of the off-balance sheet loan borrowers are still in-school status and not required to make payments on their loans. Once repayment begins, the allowance requirements increase to reflect the increased risk of loss as loans enter repayment.

Allowance for Private Education Loan Losses

        The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Allowance at beginning of period	$204	$193	$172	$78	$79	$143	$282	$272	$315
Provision for Private Education Loan losses	54	50	43	14	(4)	8	68	46	51
Charge-offs	(32)	(40)	(29)	(1)	(1)	(1)	(33)	(41)	(30)
Recoveries	6	5	5	—	—	—	6	5	5

Net charge-offs	(26)	(35)	(24)	(1)	(1)	(1)	(27)	(36)	(25)

Balance before securitization of Private Education Loans	232	208	191	91	74	150	323	282	341
Reduction for securitization of Private Education Loans	—	(4)	—	—	4	—	—	—	—

Allowance at end of period	$232	$204	$191	$91	$78	$150	$323	$282	$341

Net charge-offs as a percentage of average loans in repayment (annualized)	2.83%	4.10%	3.29%	.01%	.02%	.16%	1.27%	1.86%	1.61%
Allowance as a percentage of the ending total loan balance	2.43%	2.56%	2.84%	1.06%	.89%	2.44%	1.78%	1.69%	2.65%
Allowance as a percentage of ending loans in repayment	5.96%	5.57%	6.35%	1.99%	1.68%	4.43%	3.81%	3.40%	5.33%
Average coverage of net charge-offs (annualized)	2.17	1.45	1.99	326.22	118.00	28.27	3.02	1.99	3.36
Average total loans	$9,016	$7,832	$6,266	$8,649	$8,323	$6,147	$17,665	$16,155	$12,413
Ending total loans	$9,543	$7,961	$6,718	$8,648	$8,758	$6,141	$18,191	$16,719	$12,859
Average loans in repayment	$3,780	$3,441	$2,924	$4,624	$4,178	$3,368	$8,404	$7,620	$6,292
Ending loans in repayment	$3,898	$3,662	$3,005	$4,596	$4,653	$3,384	$8,494	$8,315	$6,389

        The increase in the provision in the first quarter of 2006 versus the fourth quarter of 2005 is primarily driven by the seasonality of loans entering repayment. The majority of loans typically enter repayment in the second and fourth quarters. This increase in loans entering repayment often leads to a near-term increase in early-stage delinquencies, or forbearance usage in the first and third quarters for the affected borrowers, which in turn leads to a spike in the provision for those quarters. Therefore, all other factors being equal, the provision for loan losses will be higher in the first and third quarters. In the fourth quarter of 2005, the provision was also reduced by lower default rates based on improved default experience caused by an increased emphasis by our internal DMO collection efforts on our portfolios.

Delinquencies

        The tables below present our Private Education Loan delinquency trends as of March 31, 2006, December 31, 2005, and March 31, 2005. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education Loan Delinquencies
	March 31, 2006		December 31, 2005		March 31, 2005
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$5,573		$4,301		$3,733
Loans in forbearance(2)	412		303		222
Loans in repayment and percentage of each status:
Loans current	3,487	89.4%	3,311	90.4%	2,707	90.1%
Loans delinquent 31-60 days(3)	170	4.4	166	4.5	119	4.0
Loans delinquent 61-90 days	106	2.7	77	2.1	70	2.3
Loans delinquent greater than 90 days	135	3.5	108	3.0	109	3.6

Total Private Education Loans in repayment	3,898	100%	3,662	100%	3,005	100%

Total Private Education Loans, gross	9,883		8,266		6,960
Private Education Loan unamortized discount	(340)		(305)		(242)

Total Private Education Loans	9,543		7,961		6,718
Private Education Loan allowance for losses	(232)		(204)		(191)

Private Education Loans, net	$9,311		$7,757		$6,527

Percentage of Private Education Loans in repayment	39.4%		44.3%		43.2%

Delinquencies as a percentage of Private Education Loans in repayment	10.6%		9.6%		9.9%

	Off-Balance Sheet Private Education Loan Delinquencies
	March 31, 2006		December 31, 2005		March 31, 2005
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,456		$3,679		$2,458
Loans in forbearance(2)	784		614		403
Loans in repayment and percentage of each status:
Loans current	4,389	95.5%	4,446	95.6%	3,207	94.8%
Loans delinquent 31-60 days(3)	106	2.3	136	2.9	86	2.5
Loans delinquent 61-90 days	46	1.0	35.7		40	1.2
Loans delinquent greater than 90 days	55	1.2	36.8		51	1.5

Total Private Education Loans in repayment	4,596	100%	4,653	100%	3,384	100%

Total Private Education Loans, gross	8,836		8,946		6,245
Private Education Loan unamortized discount	(188)		(188)		(104)

Total Private Education Loans	8,648		8,758		6,141
Private Education Loan allowance for losses	(91)		(78)		(150)

Private Education Loans, net	$8,557		$8,680		$5,991

Percentage of Private Education Loans in repayment	52.0%		52.0%		54.2%

Delinquencies as a percentage of Private Education Loans in repayment	4.5%		4.4%		5.2%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education Loan Delinquencies
	March 31, 2006		December 31, 2005		March 31, 2005
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$9,029		$7,980		$6,191
Loans in forbearance(2)	1,196		917		625
Loans in repayment and percentage of each status:
Loans current	7,876	92.7%	7,757	93.3%	5,914	92.6%
Loans delinquent 31-60 days(3)	276	3.3	302	3.6	205	3.2
Loans delinquent 61-90 days	152	1.8	112	1.4	110	1.7
Loans delinquent greater than 90 days	190	2.2	144	1.7	160	2.5

Total Private Education Loans in repayment	8,494	100%	8,315	100%	6,389	100%

Total Private Education Loans, gross	18,719		17,212		13,205
Private Education Loan unamortized discount	(528)		(493)		(346)

Total Private Education Loans	18,191		16,719		12,859
Private Education Loan allowance for losses	(323)		(282)		(341)

Private Education Loans, net	$17,868		$16,437		$12,518

Percentage of Private Education Loans in repayment	45.4%		48.3%		48.4%

Delinquencies as a percentage of Private Education Loans in repayment	7.3%		6.7%		7.4%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)
Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance—Managed Basis Private Education Loans

        Private Education Loans are made to parent and student borrowers by our lender partners in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not guaranteed or insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers' repayment capability improves between the time the loan is made and the time they enter the post-education work force. We generally allow the loan repayment period on traditional Private Education Loans, except those generated by our SLM Financial subsidiary, to begin six to nine months after the student leaves school. This provides the borrower time to obtain a job to service his or her debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower's ability to repay the loan. Forbearance is also granted to borrowers who may experience temporary hardship after entering repayment, when we believe that it will increase the likelihood of ultimate collection of the loan. Such forbearance is only granted within established guidelines and is closely monitored for compliance. Our policy does not grant any reduction in the repayment obligation (principal or interest) but does allow the borrower to stop or reduce monthly payments for an agreed period of time. When a loan that was delinquent prior to receiving forbearance, ends forbearance and re-enters repayment, that loan is returned to current status.

        Forbearance is used most heavily immediately after the loan enters repayment. As indicated in the tables below showing the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment, the percentage of loans in forbearance decreases the longer the loans have been in repayment. At March 31, 2006, loans in forbearance as a percentage of loans in repayment and forbearance is 16.1 percent for loans that have been in repayment one to twenty-four months. The percentage drops to 4.5 percent for loans that have been in repayment more than 48 months. Approximately 79 percent of our Managed Private Education Loans in forbearance have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves.

        The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
March 31, 2006	1 to 24 months	25 to 48 months	More than 48 months	After Mar. 31, 2006(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$9,029	$9,029
Loans in forbearance	940	180	76	—	1,196
Loans in repayment—current	4,535	1,845	1,496	—	7,876
Loans in repayment—delinquent 31-60 days	153	70	53	—	276
Loans in repayment—delinquent 61-90 days	94	35	23	—	152
Loans in repayment—delinquent greater than 90 days	109	51	30	—	190

Total	$5,831	$2,181	$1,678	$9,029	$18,719

Unamortized discount					(528)
Allowance for loan losses					(323)

Total Managed Private Education Loans, net					$17,868

Loans in forbearance as a percentage of loans in repayment and forbearance	16.1	8.3%	4.5%	—%	12.3%

	Months since entering repayment
December 31, 2005	1 to 24 months	25 to 48 months	More than 48 months	After Dec. 31, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$7,980	$7,980
Loans in forbearance	667	173	77	—	917
Loans in repayment—current	4,508	1,796	1,453	—	7,757
Loans in repayment—delinquent 31-60 days	168	78	56	—	302
Loans in repayment—delinquent 61-90 days	63	30	19	—	112
Loans in repayment—delinquent greater than 90 days	72	44	28	—	144

Total	$5,478	$2,121	$1,633	$7,980	$17,212

Unamortized discount					(493)
Allowance for loan losses					(282)

Total Managed Private Education Loans, net					$16,437

Loans in forbearance as a percentage of loans in repayment and forbearance	12.2%	8.2%	4.7%	—%	9.9%

(1)
Includes all loans in-school/grace/deferment.

	Months since entering repayment
March 31, 2005	1 to 24 months	25 to 48 months	More than 48 months	After Mar. 31, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$6,191	$6,191
Loans in forbearance	473	106	46	—	625
Loans in repayment—current	3,263	1,457	1,194	—	5,914
Loans in repayment—delinquent 31-60 days	109	57	39	—	205
Loans in repayment—delinquent 61-90 days	63	29	18	—	110
Loans in repayment—delinquent greater than 90 days	83	50	27	—	160

Total	$3,991	$1,699	$1,324	$6,191	$13,205

Unamortized discount					(346)
Allowance for loan losses					(341)

Total Managed Private Education Loans, net					$12,518

Loans in forbearance as a percentage of loans in repayment and forbearance	11.9%	6.2%	3.5%	—%	8.9%

(1)
Includes all loans in-school/grace/deferment.

        The increase in forbearance as a percentage of loans in repayment and forbearance in the first quarter of 2006 is due to seasonality.

        The table below stratifies the portfolio of Managed Private Education Loans in forbearance by the cumulative number of months the borrower has used forbearance as of the dates indicated. As detailed in the table below, six percent of loans currently in forbearance have been in loan repayment more than 24 months, which is one percent lower versus the prior quarter and three percent lower than the year-ago period.

	March 31, 2006		December 31, 2005		March 31, 2005
	Forbearance Balance	% of Total	Forbearance Balance	% of Total	Forbearance Balance	% of Total
Cumulative number of months borrower has used forbearance
Up to 12 months	$901	76%	$686	75%	$440	70%
13 to 24 months	220	18	165	18	129	21
25 to 36 months	51	4	44	5	36	6
More than 36 months	24	2	22	2	20	3

Total	$1,196	100%	$917	100%	$625	100%

Total Loan Net Charge-offs

        The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

  Total on-balance sheet loan net charge-offs

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Private Education Loans	$26	$35	$24
FFELP Stafford and Other Student Loans	1	1	1
Mortgage and consumer loans	1	1	1

Total On-balance sheet loan net charge-offs	$28	$37	$26

  Total Managed loan net charge-offs

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Private Education Loans	$27	$36	$25
FFELP Stafford and Other Student Loans	1	1	1
Mortgage and consumer loans	1	1	1

Total Managed loan net charge-offs	$29	$38	$27

Student Loan Premiums Paid

        The following table illustrates the amount and rate of the student loan premiums paid.

	Quarters ended
	March 31, 2006		December 31, 2005		March 31, 2005
	Volume	Rate	Volume	Rate	Volume	Rate
Student loan premiums paid:
Sallie Mae brands	$3,304.50%		$1,989.80%		$2,302.29%
Lender partners	3,592	2.00	1,874	1.87	3,343	1.83

Total Preferred Channel	6,896	1.28	3,863	1.32	5,645	1.21
Other purchases(1)	175	1.97	473	3.60	505	3.22

Subtotal base purchases	7,071	1.30	4,336	1.56	6,150	1.37
Consolidations	897	1.98	1,527	1.98	913	1.96

Total	$7,968	1.37%	$5,863	1.67%	$7,063	1.45%

(1)
Primarily includes spot purchases, other commitment clients, and subsidiary acquisitions.

Consolidation Loan Activity

        The following table presents the effect of Consolidation Loan activity on our Managed FFELP portfolio.

	Quarters ended
	March 31, 2006			December 31, 2005			March 31, 2005
	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP	FFELP Stafford and Other(1)	Consolidation Loans	Total FFELP
Beginning Managed balance	$40,658	$65,434	$106,092	$43,082	$62,161	$105,243	$46,790	$49,166	$95,956
Acquisitions	5,362	333	5,695	3,010	525	3,535	4,909	356	5,265
Incremental consolidations from third parties	—	896	896	—	1,526	1,526	—	913	913
Internal consolidations(2)	(1,525)	1,525	—	(2,921)	2,921	—	(2,187)	2,187	—
Consolidations to third parties	(737)	(750)	(1,487)	(1,137)	(920)	(2,057)	(466)	(111)	(577)
Repayments/claims/resales/other	(1,418)	(776)	(2,194)	(1,376)	(779)	(2,155)	(1,721)	(655)	(2,376)

Ending Managed balance	$42,340	$66,662	$109,002	$40,658	$65,434	$106,092	$47,325	$51,856	$99,181

(1)
FFELP category is primarily Stafford loans and also includes PLUS and HEAL loans.

(2)
On a Managed Basis, internal consolidations include FFELP student loans in securitization trusts that were consolidated back on-balance sheet. Such loans totaled $.9 billion, $1.6 billion and $1.6 billion for the three months ended March 31, 2006, December 31, 2005, and March 31, 2005, respectively.

        The net reduction in FFELP loans from consolidations is primarily due to some FFELP lenders reconsolidating Consolidation Loans using the Direct Lending program as a pass-through entity to circumvent the statutory prohibition on the reconsolidation of Consolidation Loans. The legislation reauthorizing the student loan programs of the Higher Education Act (see RECENT DEVELOPMENTS—Reauthorization) eliminates this practice by June 30, 2006, however, on March 17, 2006, ED issued a "Dear Colleague" letter that prohibits the reconsolidation of Consolidation Loans through the Direct Lending program unless the borrower applied for a Direct Loan consolidation by March 31, 2006. Accordingly, we expect a temporary increase in the reconsolidation of Consolidation Loans through April, as the back log of Direct Loan applications are processed, after which we expect to see the consolidation activity return to recent historical levels.

Other Income—Lending Business Segment

        The following table summarizes the components of other income for our Lending business segment for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Late fees	$25	$22	$20
Gains on sales of mortgages and other loan fees	3	4	4
Other	12	12	11

Total other income	$40	$38	$35

        At March 31, 2006, we had investments in leveraged and direct financing leases, net of impairments, totaling $116 million that are primarily general obligations of American Airlines and Federal Express Corporation. Based on an analysis of the potential losses on certain leveraged leases plus the increase in incremental tax obligations related to the forgiveness of debt obligations and/or the taxable gain on the sale of the aircraft, our remaining after-tax accounting exposure from our investment in American Airlines is $56 million at March 31, 2006.

Operating Expenses—Lending Business Segment

        Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. The increase in first quarter operating expenses is primarily due to the increase in sales expenses as we shift more volume to our internal brands. First quarter 2006 operating expenses for the Lending business segment also include $10 million of stock-based employee compensation expense, due to the implementation of SFAS No. 123(R) (see "RESULTS OF OPERATIONS—Stock-Based Employee Compensation Expense").

DEBT MANAGEMENT OPERATIONS ("DMO") BUSINESS SEGMENT

        The following table includes "core earnings" results for our DMO business segment.

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Total interest income	$—	$—	$—
Total interest expense	5	5	4

Net interest income	(5)	(5)	(4)
Less provisions for losses	—	—	—

Net interest income after provisions for losses	(5)	(5)	(4)
Fee income	92	99	86
Collections revenue	56	48	35

Total other income	148	147	121
Operating expenses	89	84	64

Income before income taxes and minority interest in net earnings of subsidiaries	54	58	53
Income taxes	20	21	20

Income before minority interest in net earnings of subsidiaries	34	37	33
Minority interest in net earnings of subsidiaries	1	1	1

"Core earnings" net income	$33	$36	$32

DMO Revenue by Product

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Purchased paper collections revenue	$56	$48	$35
Contingency:
Student loans	70	63	66
Other	10	27	10

Total contingency	80	90	76
Other	12	9	10

Total	$148	$147	$121

USA Funds(1)	$46	$44	$45

% of total DMO revenue	31%	30%	37%

(1)
United Student Aid Funds, Inc. ("USA Funds")

        Total DMO revenue increased by $1 million in the first quarter of 2006 versus the fourth quarter of 2005. The fourth quarter of 2005 benefited from revenue generated through state tax collections in the other contingency category. The $27 million, or 22 percent, increase in DMO revenue for the first quarter of 2006 compared to the first quarter of 2005 can be attributed to the year-over-year growth in the purchased paper businesses of Arrow Financial Services and to revenue generated by GRP Financial Services (acquired in August 2005). The year-over-year growth in contingency fee revenue was primarily driven by the growth in the credit card and guaranty agency collections.

Purchased Paper—Non-Mortgage

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Face value of purchases	$530	$1,083	$972
Purchase price	34	108	25
% of face value purchased	6.4%	10.0%	2.6%
Gross Cash Collections ("GCC")	$89	$71	$57
Collections revenue	49	41	35
% of GCC	55%	58%	61%
Carrying value of purchases	$146	$158	$55

        The amount of face value of purchases in any quarter is a function of a combination of factors including the amount of receivables available for purchase in the marketplace, average age of each portfolio, the asset class of the receivables, and competition in the marketplace. As a result, the percentage of principal purchased will vary from quarter to quarter. The decrease in collections revenue as a percentage of GCC can primarily be attributed to the increase in new portfolio purchases in the second half of 2005. Typically, revenue recognition based on a portfolio's effective interest rate is a lower percentage of cash collections in the early stages of servicing a portfolio.

Purchased Paper—Mortgage/Properties

	Quarters ended
	March 31, 2006	December 31, 2005(1)
Face value of purchases	$132	$131
Collections revenue	8	7
Collateral value of purchases	151	154
Purchase price	113	109
% of collateral value	75%	71%
Carrying value of purchases	$355	$298

(1)
GRP was purchased in August 2005. Prior to this acquisition, the Company was not in the mortgage purchased paper business.

        The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the underlying collateral. Fluctuations in the purchase price as a percentage of collateral value can be caused by a number of factors including the percentage of second mortgages in the portfolio and the level of private mortgage insurance associated with particular assets.

Contingency Inventory

        The following table presents the outstanding inventory of receivables serviced through our DMO business.

	March 31, 2006	December 31, 2005	March 31, 2005
Contingency:
Contingency—Student loans	$7,614	$7,205	$6,900
Contingency—Other	2,461	2,178	1,929

Total	$10,075	$9,383	$8,829

Operating Expenses—DMO Business Segment

        Operating expenses for our DMO business segment increased by $5 million, or 6 percent, to $89 million for the three months ended March 31, 2006 versus the prior quarter, and by $25 million or 39 percent versus the year-ago quarter. The increase in operating expenses versus the prior and year-ago quarters was primarily due to increased expenses for outsourced collections and recovery costs associated with large fourth quarter portfolio purchases. The increases in DMO contingency fee expenses are consistent with the growth in revenue and accounts serviced, as a high percentage of DMO expenses are variable.

        First quarter 2006 operating expenses for the DMO business segment also include $3 million of stock-based employee compensation expense, due to the implementation of SFAS No. 123(R) (see "RESULTS OF OPERATIONS—Stock-Based Employee Compensation Expense").

CORPORATE AND OTHER BUSINESS SEGMENT

        The following table includes "core earnings" results for our Corporate and Other business segment.

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Total interest income	$1	$2	$1
Total interest expense	1	2	1

Net interest income	—	—	—
Less provisions for losses	—	—	—

Net interest income after provisions for losses	—	—	—
Fee income	27	21	33
Other income	30	28	32

Total other income	57	49	65
Operating expenses	59	56	51

Income before income taxes	(2)	(7)	14
Income tax expense (benefit)	(1)	(2)	6

"Core earnings" net income (loss)	$(1)	$(5)	$8

Fee and Other Income—Corporate and Other Business Segment

        The following table summarizes the components of fee and other income for our Corporate and Other business segment for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

	Quarters ended
	March 31, 2006	December 31, 2005	March 31, 2005
Guarantor servicing fees	$27	$21	$33
Loan servicing fees	8	8	13
Other	22	20	19

Total fee and other income	$57	$49	$65

        The increase in guarantor servicing fees over the prior quarter can primarily be attributed to the seasonality of the issuance fee received from new loan guarantees made on behalf of USA Funds. The decrease in guarantor servicing fees versus the year-ago quarter is due to an $8 million reduction in account maintenance fees caused by a cap on payments from ED to guarantors. This cap is removed by legislation reauthorizing the student loan programs of the Higher Education Act (see RECENT DEVELOPMENTS—Reauthorization) that will not go into effect before October 1, 2006, so it will negatively impact guarantor servicing earnings at least through that date.

        USA Funds, the nation's largest guarantee agency, accounted for 82 percent, 79 percent and 87 percent, respectively, of guarantor servicing fees and 31 percent, 22 percent and 19 percent, respectively, of revenues associated with other products and services for the quarters ended March 31, 2006, December 31, 2005, and March 31, 2005.

Operating Expenses—Corporate and Other Business Segment

        Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantor agencies, as well as information technology expenses related to these functions. First quarter 2006 operating expenses for our Corporate and Other business segment also include $5 million of stock-based employee compensation expense, due to the implementation of SFAS No. 123(R) (see "RESULTS OF OPERATIONS—Stock-Based Employee Compensation Expense").

RECENT DEVELOPMENTS

Reauthorization

        On February 8, 2006, the President signed the Higher Education Reconciliation Act of 2005 ("Reconciliation Legislation"). The Reconciliation Legislation was included as Title VIII of the Deficit Reduction Act of 2005 (S. 1932), an omnibus budget bill that cut nearly $40 billion in spending over five years, with $12 billion coming from federal student loan programs. The vast majority of the savings are generated by requiring lenders to rebate Floor Income under the new loans issued after April 1, 2006. The major new student loan provisions include the following, with effective dates generally July 1, 2006 unless otherwise indicated:

  •
  Lenders rebate Floor Income on new loans after April 1, 2006.

  •
  Borrower origination fees are gradually reduced to zero in FFELP by 2010, and to one percent in Direct Loan program by 2010.

  •
  Collection of one percent FFELP guaranty fee is mandated for all guarantors, including those with voluntary flexible agreements, but can be paid on behalf of the borrower by lenders or guarantors.

  •
  Lender reinsurance is reduced to 99 percent with Exceptional Performer designation for claims filed after July 1, 2006, and 97 percent without designation on loans disbursed after July 1, 2006.

  •
  "Super 2-Step" and in-school consolidation loopholes will be closed as of July 1, 2006.

  •
  Recycling of 9.5 percent loans is prohibited for loan holders with more than $100 million in 9.5 percent loans, as of date of enactment, and other 9.5 percent reforms enacted in 2004 are made permanent.

  •
  The limitation on SAP for PLUS loans made after January 1, 2000 is repealed.

  •
  Loan limits are increased as of July 1, 2007.

  •
  A moratorium on new schools-as-lender is created after April 1, 2006, and additional requirements are created for schools continuing to participate in this program.

  •
  Graduate students become eligible to take out PLUS loans.

  •
  Compensation for guarantor collections via loan consolidation is reduced from a maximum of 18.5 percent to 10 percent, along with a cap on the proportion of collection via consolidations. Requirements for collections via loan rehabilitations are made somewhat easier.

  •
  New grant programs are available for Pell-eligible students.

        The Reconciliation Legislation does not change the interest rates on Stafford loans which, under legislation enacted in 2002, are scheduled to become fixed 6.8 percent for all loans disbursed after July 1, 2006. Under the previous legislation, the PLUS rate was scheduled to become fixed at 7.9 percent after July 1, 2006. The Reconciliation Legislation raises this rate to 8.5 percent for FFELP PLUS loans. Due to a drafting error in the bill, the PLUS rate for the FDLP was not changed and remains at 7.9 percent in the statute. Committee Staff have acknowledged this error and we expect it to be corrected prior to the July 1st effective date. The rates for Consolidation Loans are unchanged by the Reconciliation Legislation; the formula remains the weighted average of the rates on the underling loans, rounded up to the nearest eighth.

        The Reconciliation Legislation reauthorizes the student loan programs through 2012. However, the reauthorization of the rest of the Higher Education Act is still pending, with that authorization only temporarily extended to June 30, 2006. On March 30, 2006, the House passed H.R. 609, which would complete HEA reauthorization. It is unclear whether the Senate will take up this legislation this session. Should the Senate proceed, there may be amendments affecting the student loan programs, but because the Reconciliation Legislation reauthorized the student loan programs, we believe there should not be significant political pressure for major changes this year. In the House-passed legislation, there were only a few provisions that affected the student loan programs. Included in that bill was the repeal of the single holder rule of consolidation loans which had been included in the Deficit Reduction Act until it was dropped for procedural reasons.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION FIRST QUARTER 2006 (Dollars in millions, except per share amounts, unless otherwise stated)